Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PS Business Parks, Inc. for the registration of common stock, preferred stock, equity stock, depositary shares, warrants, debt securities and units and to the incorporation by reference therein of our reports dated February 24, 2009 with respect to the consolidated financial statements and schedule of PS Business Parks, Inc., except for Note 2 “Summary of significant accounting policies — Noncontrolling interests, Net income allocation and Net income per common share,” and Note 7 “Noncontrolling interests,” as to which the date is June 16, 2009, and our report dated February 24, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008 of PS Business Parks, Inc., both included in its Annual Report (Form 10-K/A) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
                               Ernst & Young LLP /s/
June 16, 2009
Los Angeles, CA